James Jeffrey, Director and President

                             IEG ENERGY GROUP, INC.
                               c/o Malone & Bailey
                            2925 Briarpark, Suite 930
                              Houston, Texas 77042
                     Tel: 281-493-6633     Fax: 281-493-3444


July 12, 2004

to:  Perry Hindin
     Mail Stop 04-05
     Division of Corporate Finance, Securities and Exchange Commission 450 5th Street, N.W.
     Washington,  D.C.  20549
     (202) 942-2822

RE:  IEG Energy Group, Inc.
     Form Type:       10-SB
     File Number:     000-50475
     CIK Number:     0001270024


Dear Mr. Hindin:


                                     FORM RW
                                     -------

By this Form RW, IEG Energy Group, Inc. hereby withdraws its
Form 10-SB of SEC File No. 000-50475.  The Company has also filed a Form 15.

                              (signed) _________________
                              /s/     James Jeffrey
                                      James Jeffrey, Director and President


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